IMSCO TECHNOLOGIES, INC.
                                40 Bayfield Drive
                       North Andover, Massachusetts 01845
                                 (508) 689-2080



                                                      August 1, l996

WRA Consulting, Inc.
1800 Northeast 114th Street
Miami, Florida 33181


                          Re: IMSCO Technologies, Inc.

Dear    :

     I am writing this letter to set forth our understanding about WRA Consulting, Inc.'s (the "Consultant") future relationship with IMSCO Technologies, Inc. (the "Company") and the direction the Company will be taking. This understanding is as follows:


     1. For business advice and general consulting services, the Company will agree to issue to Consultant 400,000 shares of its common stock, $.001 par value (the "Shares") and a Common Stock Purchase Option entitling Consultant to acquire an additional 400,000 shares of common stock, for a price per share of $1.50, exercisable over a period of five years (the "Stock Options") on the terms and conditions discussed below. The Company will use its best efforts to cause the Shares as well as the shares issuable upon exercise of the Stock Options to be registered with the Securities and Exchange Commission ("SEC") using Form S-8 or Form S-3 promulgated by the SEC to the extent eligible thereunderor under any other registration statement the Company may file in the near future.

     2. With respect to the Shares and Stock Options, the 400,000 Shares and 400,000 Stock Options will be issued to you as follows: 150,000 Shares and 150,000 Stock Options at the time of the Interim Financing described below, and 250,000 Shares and 250,000 Stock Options upon occurrence of the Capital Event described below.

     3. Recognizing that the Company currently has limited capital resources and it will need additional capital to pursue its business and prospects and that your involvement as contemplated herein will require the use of additional capital, if the Company is unsuccessful in raising a minimum of $1,000,000 of debt or equity financing (the "Interim Financing") within 120 days after the date hereof, this Agreement shall have no further force or effect and the additional 400,000 Shares and 400,000 Stock Options shall not be issued to you. If the Interim Financing is consummated, but the Company with your guidance and assistance is unsuccessful in effectuating a significant capital transaction (i.e., having a value of $5 million or greater, when aggregated with the Interim Financing, for the Company's benefit) (herein a "Capital Event") whether such Capital event is a debt or equity financing for the Company or any of its subsidiaries, or (ii) a business combination for the Company or any subsidiary within sixth months after closing the

Interim Financing, the remaining 250,000 of Shares and 250,000 Stock Options shall not be issued to you. Thereupon, neither party shall have any further claim against or liability to the other with the respect to these additional Shares or Stock Options.

     4. Upon the occurrence of the Capital Event, as annual bonus compensation, during the term hereof, you will receive 5% of Net Earnings of the Company, as defined below, in excess of $3 million per annum. The term "Net Earnings" shall mean the earnings of the Company before taxes for each given fiscal year and shall be conclusively determined to be those shown on the income statement for such fiscal year by the Company in its Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission; or, if the Company shall not be subject to the reporting requirements of Sections 13 or 15 of the Securities Exchange Act of l934, as shown on the Company's income statement audited and certified by an independent certified public accountant.

     5. Upon the occurrence of the Capital Event, for subsequent equity financings, the Company shall pay you five percent (5%) of all funds raised through your efforts, or through a party introduced by you tothe Company.

     6. In addition to the foregoing, the Company shall also reimburse you for any out-of-pocket disbursements and expenses that you may reasonably incur in connection with services rendered at the request of the Company, upon submission of substantiation therefor. Notwithstanding, you shall not incur an expense for in excess of $500 without the prior consent of the Company.

     The Company's obligations set forth in this letter are subject to approval by the Company's Board of Directors, which the Company shall seek as soon as practicable upon receipt of an executed copy of this Letter Agreement from you.

     If the foregoing correctly sets forth our understanding, kindly indicate your agreement by signing the enclosed copy of this letter where indicated and returning it to me at your earliest convenience. I truly look forward to a long and mutually prosperous relationship.

                                       With kind regards,

                                       IMSCO TECHNOLOGIES, INC.

                                       By:/s/ Sol L. Berg
                                          ------------------
                                          Sol L. Berg,
                                          President


AGREED and ACCEPTED this 14th day of August l996.

WRA Consulting, Inc.

/s/Willa Rose Abramson
   -------------------------
By: Authorized Signatory